Exhibit 99.1

HISTOGENICS CORPORATION ANNOUNCES THE APPOINTMENT OF SUSAN WASHER

TO ITS BOARD OF DIRECTORS

Experienced Life Sciences Executive to Serve as Member of Histogenics Board of Directors

WALTHAM, MA, April 18, 2018 /PRNewswire/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a leader in the development of restorative cell therapies (RCTs) that may offer rapid-onset pain relief and restored function, today announced the appointment of Susan Washer to its Board of Directors.

“Having known and worked with Sue for over 15 years, we are extremely pleased to welcome her to Histogenics’ Board of Directors,” stated Garheng Kong, M.D., Ph.D., Chairman of the Board of Directors of Histogenics. “We believe Sue’s experience in the growing area of cell and gene therapies combined with her expertise in the development of novel gene therapies make her an excellent choice for the Histogenics Board of Directors.”

“The Histogenics restorative cell therapy platform and the NeoCart product opportunity are compelling for patients and clinicians, and I’m excited to be joining the Board of Directors,” noted Sue Washer, President & Chief Executive Officer of Applied Genetic Technologies Corporation (AGTC). “I look forward to contributing to the growth of Histogenics as it prepares for potential FDA submissions and commercialization and continues to broaden its product platform both internationally and in other potential therapeutic applications.”

Ms. Washer is the President and Chief Executive Officer of AGTC, where she has served in such capacity since March 2002 and as a member of its board of directors since November 2003. Ms. Washer was also AGTC’s Chief Operating Officer from October 2001 to March 2002. From June 1994 to October 2001, Ms. Washer led two entrepreneurial firms including serving as president and CEO of Scenic Productions and as the Founding Executive Director and then Business Advisor for the North Florida Technology Innovation Center, a public-private organization financing and providing services to entrepreneurial companies licensing STEM based technology from Florida universities. Ms. Washer currently serves on the board of directors of Biotechnology Innovation Organization (BIO) and the Alliance for Regenerative Medicine. Previously, Ms. Washer served as chairman of the BioFlorida board and the Southeast BIO board and continues her involvement with both organizations as a member of their respective boards.

From October 1983 to June 1994, Ms. Washer served in various research and pharmaceutical management positions with Abbott Laboratories and Eli Lilly and Company. Ms. Washer received a B.S. in biochemistry from Michigan State University and an M.B.A. from the University of Florida.

About Histogenics Corporation

Histogenics (Nasdaq: HSGX) is a leader in the development of restorative cell therapies that may offer rapid-onset pain relief and restored function. Histogenics’ lead investigational product, NeoCart, is designed to rebuild a patient’s own knee cartilage to treat pain at the source and potentially prevent a patient’s progression to osteoarthritis. NeoCart is one of the most rigorously studied restorative cell therapies for orthopedic use. Histogenics recently completed enrollment of its NeoCart Phase 3 clinical trial and expects to report top-line, one-year superiority data in the third quarter of 2018. NeoCart is designed to perform like articular hyaline cartilage at the time of treatment, and as a result, may provide patients with more rapid pain relief and accelerated recovery as compared to the current standard of care. Histogenics’ technology platform has the potential to be used for a broad range of additional restorative cell therapy indications. For more information on Histogenics and NeoCart, please visit www.histogenics.com.

Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com